EXHIBIT 10.38.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is entered into and effective as of this 8th day of September, 2005 (the “Effective Date”), by and between KING PHARMACEUTICALS, INC., a Tennessee corporation (“King”), and INYX, INC., a Nevada corporation (“Inyx”).

WHEREAS, King owns certain technology and proprietary materials related to the drugs Intal and Tilade;

WHEREAS, Inyx is a developer and manufacturer of pharmaceutical aerosol products; and

WHEREAS, the parties desire to enter into a collaboration for the purpose of developing, marketing, and promoting Products (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement:

***

***

“AAA” has the meaning set forth in Section 2.7(d).

“Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

“Affiliate(s)” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. A Person will be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract, or any other means whatsoever, provided, however, that, for purposes of this Agreement, the term “Affiliate” will not include subsidiaries in which a party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

CONFIDENTIAL TREATMENT

“Agreement” means this Agreement, together with all appendices, exhibits, and schedules referenced herein or attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

“Alliance Management Committee” or “AMC” has the meaning set forth in Section 2.1.

“Approved New Product” has the meaning assigned to it in the Development Agreement.

“Assignors” has the meaning set forth in Section 5.3.

“Audited Party” has the meaning set forth in Section 10.2(a).

“Auditing Party” has the meaning set forth in Section 10.2(a).

“Calendar Quarter” means, with respect to the first such Calendar Quarter, the period beginning on the Effective Date and ending on the last day of the calendar quarter within which the Effective Date falls and, thereafter, each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

“Calendar Year” means, (a) with respect to the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2005 and, (b) with respect to the second Calendar Year and Calendar Year thereafter, the period commencing on January 1 and ending on December 31.

“Change of Control” means any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise in one transaction or a series of transactions) in or by a party hereto that, directly or indirectly, results in any Third Party becoming the beneficial owner, directly or indirectly, of securities or assets of such first party representing over fifty percent (50%) of the combined voting power of such Person's then outstanding securities or over fifty percent (50%) of such first party's total assets.

“Change of Control Notice” has the meaning set forth in Section 11.3(b).

“COGS” means the fully absorbed manufacturing costs, which includes direct costs and allocated costs, but not indirect and overhead costs, attributable to and directly in connection with the manufacture of a Product and includes the costs of all direct material (excluding the Initial Bulk Form), direct labor, direct services costs, and any other direct or allocated costs of all goods manufactured; provided that such costs, together with any ***, will in no event be more than *** of Net Sales. All reports submitted pursuant to Section 3.2(b) will include a detailed description of all COGS incurred by each party, and, in addition to the audit rights set forth in Article 10, King may audit Inyx's books and records with respect to such COGS from time to time upon request.

CONFIDENTIAL TREATMENT

“Collaboration Costs” means, to the extent approved by the AMC, the sum of (a) for so long as the Marketing and Promotion Agreement is in effect, ***, (b) ***, (c) ***, (d) ***, (e) ***, as contemplated by the Manufacturing and Supply Agreement, (f) any other cost or expense expressly stated to be a Collaboration Cost in the Collaboration Documents or under a Marketing Plan and Budget, (g) quantity, trade, or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state, or local government rebates, such as Medicaid rebates), costs incurred in connection with processing the foregoing, and price adjustments, to the extent actually allowed in any invoice relating to Products (to the extent not already deducted as part of the calculation of Net Sales), (h) sales and other excise taxes and duties or similar governmental charges directly related to the sale of Products (to the extent not already deducted as part of the calculation of Net Sales), and (i) any other direct and allocable internal costs and direct and allocable external costs incurred in conducting the Collaboration Program, all calculated in accordance with GAAP and all approved by the AMC. Notwithstanding anything to the contrary contained herein, Collaboration Costs will not include (i) indirect costs, overhead, general, and administrative costs and other similar costs, (ii) any costs that relate to the business of a party as a whole without specifically referencing a Product, (iii) * * * , or (iv) any Excluded New Product Costs. In calculating the Collaboration Costs, the following principles will apply: (x) there will be no double counting of any costs or expenses or of any revenues, and (A) to the extent a cost or expense has been included in one category or sub-category, it will not be included in another, (B) to the extent any revenue has been taken into account in one category or sub-category, it will not be taken into account in another, and * * *

“Collaboration Documents” means, collectively, this Agreement, the Quality Agreement, the Technology Transfer Agreement, the Manufacturing and Supply Agreement, the Marketing and Promotion Agreement, and the Development Agreement.

“Collaboration Program” means the association of King and Inyx established pursuant to this Agreement and the other Collaboration Documents.

“Competitor Product” means any product for the treatment of asthma or any other product that is targeted for an indication covered by any Product.

“Confidential Information” has the meaning set forth in Section 12.1(a).

“Consultant” means a Third Party who has entered into or hereafter enters into a written agreement with King or Inyx or both to provide consulting services with respect to the Collaboration Program, as determined by the AMC, which written agreement (a) includes an assignment of all right, title, and interest in and to all work product and all inventions arising from the performance of such services, and all intellectual property rights attaching thereto, to Inyx or King, as applicable, and (b) binds the relevant Third Party by obligations of confidentiality and non-use with respect to all such work product, inventions, Confidential Information, and intellectual property rights that are at least as stringent as those set forth herein.

CONFIDENTIAL TREATMENT

“Development Agreement” has the meaning set forth in Section 3.4(d).

“Discretionary Funding” has the meaning set forth in Section 3.3(b).

“Effective Date” has the meaning set forth in the recitals.

“Excluded New Product” means a New Product excluded from the Collaboration Program pursuant to Section 4.2 of the Development Agreement.

“Excluded New Product Costs” has the meaning assigned to it in the Development Agreement.

“Excluded Patent Costs” has the meaning assigned to it in the Development Agreement.

“FDA” means the United States Food and Drug Administration or any successor organization and all agencies under their direct control.

“GAAP” means United States generally accepted accounting principles.

“Improvement(s)” means any inventions, discoveries, improvements, trade secrets, know-how, and proprietary methods and materials that are conceived, made, or developed in the course of carrying out the Collaboration Program, in each case (a) whether or not patentable and (b) whether developed or conceived by employees of, or Consultants to, King or Inyx, alone or jointly with each other or with permitted Third Parties, including permitted sublicensees. The term “Improvements” will include the following: (i) any modification of, improvement to, or derivative work of a Product or Excluded New Product or then-existing Patent Rights or Technology, (ii) any integration of a Product or Excluded New Product into other products, (iii) any information, materials, records, or reports developed in connection with, or related to, the items in clauses (i) and (ii), and (iv) any trade secrets, know-how, or intellectual property rights with respect to the items in clauses (i) through (iii). The term “Improvements” will not include any Inyx Respiratory Products.

“IND” means (a) an Investigational New Drug Application (as defined in 21 CFR § 312.3) that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, or (b) any counterpart of a U.S. Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a product in human subjects in such country or region.

“indemnitee” has the meaning set forth in Section 13.3.

“indemnitor” has the meaning set forth in Section 13.3.

“Infringement” has the meaning set forth in Section 6.3(a)(i).

“Infringement Notice” has the meaning set forth in Section 6.3(a)(i).

CONFIDENTIAL TREATMENT

* * *

“Intal” means (a) the cromolyn sodium inhaler pharmaceutical product in a chloro-fluoro-carbon (CFC) propellant driven inhaler and more particularly identified as NDA No. 18-887 and (b) the cromolyn sodium inhaler pharmaceutical product in a hydro-fluoro-alkane (HFA) propellant driven inhaler and more particularly identified as pending NDA 20-957, and amendments thereto (the product described in this clause (b), “Intal HFA”).

“Inyx” has the meaning set forth in the recitals.

“Inyx Respiratory Products” has the meaning set forth in Section 7.2.

“King” has the meaning set forth in the recitals.

“King Respiratory Product” has the meaning set forth in Section 8.3.

“Manufacturing and Supply Agreement” has the meaning set forth in Section 3.4(b).

“Manufacturing Offer Notice” has the meaning set forth in Section 8.3.

“market” or “marketing” means any and all activities directed to the marketing and promotion of a product for commercial sale and will include pre-launch and post-launch marketing, promoting, distributing, offering to sell, and selling a product, importing a product for sale, and any and all clinical and marketing studies conducted after obtaining marketing approval for any product (but not including any preclinical studies), and interacting with Regulatory Authorities regarding the foregoing.

“Marketing and Promotion Agreement” has the meaning set forth in Section 3.4(c).

“Marketing Costs” means the sum of (a) all reasonable out-of-pocket costs and expenses incurred by a party directly attributable to the following functions for the sale, promotion, and marketing of a Product in the Territory: (i) market research on such Product or relevant indications, (ii) marketing communications and Product advertising, (iii) corporate accounts, (iv) managed care, (v) sales force training, (vi) product hotlines, (vii) reimbursement support, (viii) contracting, (ix) pricing, (x) telemarketing services, (xi) distribution costs, including freight, insurance, warehousing, order entry, and billing, (xii) the cost of Product detailing of a party's sales force plus reasonable out-of-pocket costs and expenses paid to Third Parties for product details provided by such Third Parties, (xiii) patient registries, if required, (xiv) the cost of Product samples, and (xv) all reasonable out-of-pocket costs and expenses incurred by a party and directly attributable to the promotion of a Product in the Territory and (b) Personnel Costs incurred by a party directly attributable to marketing personnel and support staff working (either full time or part of the time) on the marketing of Products in the Territory. Examples of functions that would be included in the marketing headcount cost are: marketing, marketing communications, clinical research and educational managers, clinical support managers, corporate accounts, managed care, product hotlines, sales forecasting, reimbursement support (government economic managers), marketing research, contracting, and pricing.

CONFIDENTIAL TREATMENT

“Marketing Plan and Budget” has the meaning set forth in Section 3.1(a).

“NDA” means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355) related to a product, including the Products, submitted to the FDA or any successor application or procedure or any foreign counterpart of a U.S. New Drug Application for approval to market, including, where applicable, applications for pricing and reimbursement approval, and all supplements and amendments thereto.

“Net Sales” means the gross amount, computed in accordance with GAAP,  received for the Products by a party or its Affiliates from Third Parties in the Territory, less returns and less the following amounts to the extent deducted from invoice or absorbed or accrued by the party or its Affiliates: (a) customary quantity, trade, or cash discounts (including inventory management agreement fees and discounts), chargebacks, returns, allowances, rebates (including any and all federal, state, or local government rebates, e.g., Medicaid rebates), and price adjustments allowed or given (including retroactive price reductions); (b) sales and other excise taxes, tariffs, and duties directly related to the sale, to the extent such items are included in the gross amount received; (c) amounts actually refunded due to rejected, spoiled, damaged, outdated, or returned Product or for sales that become the subject of a subsequent temporary or partial recall by a Regulatory Authority for safety or efficacy reasons outside the control of the parties; and (d) freight, shipment, postage, insurance, and other transportation costs actually incurred in shipping Product to a Third Party purchaser. If any Product is sold to a Third Party in a transaction that is not at arm's length between the buyer and seller, then the gross amount to be included in the calculation of Net Sales for such sale will be the amount that would have been invoiced had the transaction been conducted at arm's length, which amount will be determined, whenever possible, by reference to the average selling price of the relevant Product in arm's-length transactions in the country of sale at the time of sale. If any Product is sold to a Third Party for consideration other than cash or for consideration that is not readily ascertainable, then the gross amount to be included in the calculation of Net Sales for such sale will be determined based on the reasonable value of the consideration given, taking into account the average selling price of the relevant Product in arm's-length transactions in the country of sale at the time of sale. Any goods or services provided in exchange of the supply of Products, disposal of Product, or use of Product in clinical or preclinical trials or as free samples (such samples to be in quantities common in the industry for this sort of Product) will not give rise to any deemed sale under this definition. For purposes of Section 4.3(c) of the Development Agreement, the foregoing definition will apply to Unmarketed Excluded New Products.

“New Product” means any new diagnostic or therapeutic compound, formulation, or product that includes Intal or Tilade and any derivatives of Intal or Tilade, or combinations thereof, and that treats asthma or any other indication, whether respiratory or otherwise, and that are developed under the Collaboration Program.

“Offered Product” has the meaning set forth in Section 8.1.

CONFIDENTIAL TREATMENT

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement will be deemed to include certificates of invention and applications for certificates of invention and priority rights) in any country in the Territory, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, that in each case relate to (a) any Product or Excluded New Product or any methods of using and making a Product or Excluded New Product or (b) any Improvement.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

“Personnel Costs” means the reasonable costs of employment of personnel employed by or under contract to a party, including salaries, benefits (including the costs of cars or allowances therefor), travel, lodging, meals, and office and computing supplies.

“Product(s)” means any pharmaceutical product containing Intal or Tilade, and will include any Approved New Product but will not include an Excluded New Product.

“Product Offer Notice” has the meaning set forth in Section 8.1.

“Program Plans” means any written plans (which may include a detailed strategy and proposed timelines) describing the activities to be carried out by each party during each Calendar Year pursuant to this Agreement or any other Collaboration Document that are approved by the AMC, or a committee thereof, during the Term.

“Quality Agreement” has the meaning set forth in Section 3.4(e).

“Regulatory and IP Costs” means Personnel Costs, reasonable out-of-pocket costs and expenses (e.g., filing fees, user fees, annual product and facility registration fees, permit fees, and the like) incurred by a party directly attributable (a) to obtaining or maintaining Regulatory Approvals for a Product (including any device incorporating the Product) (including, for example, communications and meetings with Regulatory Authorities) and satisfying all registration and other requirements of Regulatory Authorities within the Territory (including, for example, adverse event reporting and Product pricing approvals) in connection with each party's activities under the Collaboration Program and (b) to preparing, filing, prosecuting, maintaining, enforcing, and defending Patent Rights or Technology with respect to Products as contemplated in Article 6 hereof.

“Regulatory Approval” means the technical, medical, and scientific licenses, registrations, authorizations, and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, export, or sale of a Product in a regulatory jurisdiction in the Territory.

CONFIDENTIAL TREATMENT

“Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, or clinical testing, pricing, or sale of a product (including a Product), including any device incorporating the product.

“Regulatory Filings” means, collectively, any and all INDs and drug master files (DMFs), NDAs, applications for any device incorporating a product (including a Product), applications for designation of a product as an “Orphan Product(s)” under the Orphan Drug Act or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by or submitted to any Regulatory Authority for the Regulatory Approval.

“Requested Party” has the meaning set forth in Section 10.3(a).

“Requesting Party” has the meaning set forth in Section 10.3(a).

“Respiratory Offer Notice” has the meaning set forth in Section 7.2.

“Technology” means and includes all inventions, discoveries, improvements, trade secrets, know-how, and proprietary methods and materials, whether or not patentable, relating to the Products or Excluded New Products (including (a) samples of, methods of production, or use of, and structural and functional information pertaining to, chemical compounds, proteins, or other biological substances, and (b) data, formulations, techniques, and know-how), in each case that (i) are useful with respect to the Collaboration Program and (ii) (A) are controlled by King as of the Effective Date or (B) developed or conceived by employees of, or Consultants to, King or Inyx, alone or jointly with each other or with permitted Third Parties, in the conduct of the Collaboration Program, including all Improvements.

“Technology Transfer Agreement” has the meaning set forth in Section 3.4(a).

“Term” has the meaning set forth in Section 11.1.

“Terminated Agreement” has the meaning set forth in Section 11.8.

“Territory” means the United States and Canada, including any of their states, provinces, territories, possessions, and protectorates, the District of Columbia, and the Commonwealth of Puerto Rico.

“Third Party” means any Person other than King and Inyx and their respective Affiliates.

CONFIDENTIAL TREATMENT

* * * .

“Tilade” means (a) the nedocromil sodium inhaler pharmaceutical product in a chloro-fluoro-carbon (CFC) propellant driven inhaler and more particularly identified in NDA No. 19-660 and (b) a nedocromicl sodium inhaler pharmaceutical product in a hydro-fluoro-alkane (HFA) propellant driven inhaler (the product described in this clause (b), “Tilade HFA”).

“Trademark” will have the meaning assigned to it in the Marketing and Promotion Agreement.

* * * .

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine, or neuter, as the context may require. The Schedules and Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

2.	ADMINISTRATION OF THE COLLABORATION

2.1
Establishment and Function of AMC. Inyx and King will establish an alliance management committee (the “Alliance Management Committee” or “AMC”) within thirty (30) days of the Effective Date to plan, administer, and monitor the activities of the parties under the Collaboration Program, including all activities set forth in the Program Plans, if any. In particular, the AMC will review and approve, or recommend revisions to, any Program Plans, review and monitor the progress of the Collaboration Program, and recommend necessary adjustments to the Collaboration Program. In planning, administering, and monitoring the Collaboration Program, the AMC will allocate tasks and responsibilities, taking into account each party's respective specific capacities and expertise in order to avoid duplication and to enhance synergies, as well as comply with the requirements of this Agreement and the other Collaboration Documents.

2.2
Membership of the AMC. Each party will appoint three (3) representatives of such party to the AMC. One of King's senior representatives will chair the AMC, but such chair shall not have a casting or tie-breaking vote. Both parties will have the right from time to time to substitute individuals, on a permanent or temporary basis, for any of its previously designated members of the AMC. The members appointed by each party will be vested with appropriate decision-making authority and power by such party. Members of the AMC will be senior executives of the parties (or their Affiliates), respectively, and will not be outside consultants, independent contractors, or outside legal counsel, but such Persons are permitted to attend meetings of the AMC. Each party will bear its own costs associated with its participation on the AMC.

CONFIDENTIAL TREATMENT

2.3
Committees. The AMC will have the right and power to appoint and delegate its responsibilities to committees as reasonably needed to accomplish its work and the composition and eligibility requirements for the same will be agreed by the members of the AMC. Such committees may include regulatory, clinical/development, sales and marketing, and manufacturing committees. Except as otherwise mandated by the AMC in its minutes, each committee established by the AMC will be governed by the rules and guidelines applicable to the AMC set forth in this Agreement. The AMC will set forth clearly each such committee's decision making responsibilities that have been delegated to it by the AMC. Any member of a committee may send a designee to observe a committee if such member is unable to attend, but such observer will not vote in such member's place unless given a written proxy from such member of the committee. Each party will have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to any committee, by giving written notice thereof to the other party. If an issue to be addressed by a committee appears to fall within the oversight and administration of more than one committee, such committees will confer with each other to determine which committee will oversee and administer such issue.

2.4	Responsibilities of the AMC. The AMC will be solely responsible for making all decisions not specifically reserved to either party hereunder, including decisions with respect to the following matters:

(i)	the definition, review, approval, and amendment (not less than annually) of the Program Plans, if any, and all related strategy and objectives (but not the actual conduct of such plans);

(ii)	definition, review, and approval of and changes to the strategy and objectives (but not the actual conduct) of the Collaboration Program;

(iii)	management and allocation of resources of the Collaboration Program;

(iv)	proposal of all budgets for the Collaboration Program, including as described in Article 3;

CONFIDENTIAL TREATMENT

(v)	review and approval of all agreements required or entered into in connection with the Collaboration Program, and any and all amendments thereto; and

(vi)	performance of such other functions as appropriate to further the purposes of this Agreement and the Collaboration Program as determined from time to time by the parties.

2.5
AMC Meetings. During the Term of this Agreement, the AMC will meet: (a) at least once each Calendar Quarter on a date and at a location to be agreed to by the AMC in advance, and (b) upon written notice by either party to the other that a meeting is required or requested, in which case a meeting will be held within thirty (30) calendar days of such notice on a date and at a location to be agreed to by the parties, or sooner if warranted by circumstances. Notice requesting a meeting will include adequate information describing the activity to be reviewed. Any meetings of the AMC may be held in person at a location to be agreed to by the parties, or by videoconference or teleconference. Other representatives of the parties may attend AMC meetings as participants. At least one week prior to any meeting of the AMC, each of the parties will provide the other party with a proposed agenda of the matters to be discussed at such meeting. The parties will agree, at the first meeting of the AMC, upon procedures for maintaining meeting minutes.

2.6
Vote and Approval. The AMC may take action on a matter at a meeting only if a quorum exists with respect to that matter. The attendance of at least two (2) members of the AMC of each party at a meeting will constitute a quorum for the transaction of business. Each member of the AMC will be entitled to cast one (1) vote on any matter to be acted upon at any meeting of the AMC. All decisions made by the AMC will require *** by the members of the AMC present at the meeting. Any action required or permitted to be taken at any meeting of the AMC may be taken without a meeting if the action is taken by all members of the AMC. The action must be evidenced by one or more written consents describing the action taken and signed by each member of the AMC.

2.7
Dispute Resolution. (a) The parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement that relate to either party's rights or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement or any other Collaboration Document in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 2.7 if and when a dispute arises under any Collaboration Document.

(b)
Unless otherwise specifically recited in a particular Collaboration Document, disputes between the parties under such Collaboration Document will be first referred to the AMC by either party as soon as reasonably possible after such dispute has arisen. If the AMC is unable to resolve such a dispute within fifteen (15) days of being requested by a party to resolve such dispute, either party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their designees, for attempted resolution by negotiations within fifteen (15) days after such notice is received. The designated officers are as follows:

CONFIDENTIAL TREATMENT

For Inyx: Dr. Jack Kachkar, Chairman & CEO

For King: Brian Markison, President & CEO

(c)	In the event such designated officers are unable to resolve such dispute within such 15-day period, then

(i)	to the extent the dispute relates to a clinical or development activity or issue, then such matter will be finally decided by King,

(ii)	to the extent the dispute relates to a regulatory activity or issue, then such matter will be finally decided by King,

(iii)	to the extent the dispute relates to a marketing activity or issue, then such matter will be finally decided by King, or

(iv)	***

Notwithstanding the foregoing, this subsection (c) will not apply to determinations as to whether either party is in breach of any of its obligations under this Agreement.

(d)
Disputes not subject to the final decision-making authority of either party, as described in Section 2.7(c)(iv) above, will be resolved by binding arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) and the provisions of this Section 2.7(d).

(i)
The party desiring to initiate an arbitration proceeding will send a written notice to the other party requesting the commencement of the arbitration proceeding and specifying the issue to be resolved. Within fifteen (15) days from the date such notice is sent, each party will designate one neutral arbitrator. Within fifteen (15) days thereafter, the first two arbitrators will designate a third. Each arbitrator will by training, education, or experience have knowledge of the subject matter of the dispute. If either party fails to choose an arbitrator within the foregoing time period, the AAA will choose an arbitrator on behalf of that party. Disputes about arbitration procedure will be resolved by the arbitrators or, failing agreement, by the AAA in New York, New York. Unless otherwise agreed by the parties, the arbitration proceedings will be conducted in New York, New York.

CONFIDENTIAL TREATMENT

(ii)
Within 5 days of the selection of the final arbitrator, the parties will deliver to the arbitrators a joint letter (A) stating each of the issues that is the subject of the dispute, (B) setting forth each party's final position with respect to each such issue, and (C) directing the arbitrators to resolve the dispute by selecting the final position of one of the parties; provided that, if the parties cannot agree on a joint letter, each party will submit a letter setting forth its position on each issue, and the failure of any party to submit such a joint letter will not prevent the arbitration from proceeding. In addition, each party may submit with the joint letter supporting documentation for such party's final position. In resolving the dispute, the arbitrators will have no authority to make a decision on any issue other than by selecting the final position of one of the parties.

(iii)
An arbitration decision will be rendered in writing within 30 days of the submission of the letter described above, which award will be final and binding on the parties and will be deemed enforceable in any court having concurrent jurisdiction of the subject matter hereof and the parties. In selecting the final position of one of the Parties, the arbitrators will have the authority to grant specific performance and allocate costs between the parties (excluding attorneys' fees, which each party must bear itself); provided that the arbitrators will have no authority to award punitive damages or any damages in excess of the limitations contained in this Agreement.

3.	Budget; Collaboration Costs; Collaboration Documents

3.1
Marketing Plan and Budget. (a) On or prior to October 1 of each year during the Term of this Agreement, the AMC will agree upon expense contributions to the Collaboration Program to be made by each party and will approve a marketing plan and budget for the following Calendar Year (each a “Marketing Plan and Budget”); provided that the Marketing Plan and Budget for the period between the Effective Date and December 31, 2005 will be approved by the AMC within one month of the Effective Date. If the parties are unable to agree on a Marketing Plan and Budget prior to October 1, the Marketing Plan and Budget applicable to the current Calendar Year will apply to the following Calendar Year until such time as the parties are able to agree on a new Marketing Plan and Budget. The initial draft of the Marketing Plan and Budget will be developed by King and Inyx for final approval by the AMC, with King developing the portions of the Marketing Plan and Budget relating to clauses (i) through (v) and (xi) in Section 3.1(b) below, and Inyx developing the portions relating to clauses (vi) through (x) below.

CONFIDENTIAL TREATMENT

(b)
Each Marketing Plan and Budget will set forth the manner in which the Products are to be promoted during the period to which the Marketing Plan and Budget relates and will include, at a minimum: (i) the Collaboration Costs to be incurred in connection with the Collaboration Program; (ii) Products positioning, strategy, and tactics with supporting advertising and promotional activity to be undertaken; (iii) any training or sampling programs to be conducted; (iv) medical and education programs to be conducted; (v) public relations activities; (vi) the minimum number of quarterly and annual details to be provided by each party and targets therefor that will be allocated in a professionally equitable manner; (vii) the number of sales representatives to Detail the Products; (viii) identification of physician targets; (ix) determination of data and materials required to assess sales representatives; (x) Product weighting; and (xi) such other information relating to the marketing of the Products as deemed advisable by the AMC. Neither party will make any material change in any previously approved Marketing Plan and Budget without the prior written approval of the AMC.

3.2	Collaboration Costs.

(a)	Allocation. All Collaboration Costs incurred by a party on and after the Effective Date through the Term of this Agreement ***.

(b)
Accounting. Within fifteen (15) days following the end of each Calendar Quarter, Inyx and King will submit to the AMC, or any finance committee thereof, an accounting of all Collaboration Costs incurred by it with respect to all Products and the Collaboration Program in the relevant time period. Within fifteen (15) days thereafter, the AMC will produce a report setting forth the calculation of Collaboration Costs and their allocation between the parties in accordance with Section 3.2(a) above. The report will also set forth the amount of any payments that a party must make to the other party in order to achieve *** of the Collaboration Costs as provided in Section 3.2(a) above. All such payments will be made within sixty (60) days following the end of the applicable Calendar Quarter. Within thirty (30) days after the end of the Calendar Year relevant to such Calendar Quarters, the AMC will produce a report setting forth the calculation of aggregate Collaboration Costs incurred over the relevant Calendar Year and the allocation between the parties in accordance with Section 3.2(a) above. The report will also set forth the amount of any payments that a party must make to the other party in order to achieve *** of the Collaboration Costs as provided in Section 3.2(a) above. All such payments will be made within sixty (60) days following the end of the applicable Calendar Year.

CONFIDENTIAL TREATMENT

(c)
Advance Payments and Offset. Each of the parties will fund projected Collaboration Costs on a monthly, prospective basis, such that all anticipated Collaboration Costs identified in the Marketing Plan and Budget for a given month, or that are otherwise determined by the AMC to be reasonably likely to be incurred in such month, will be allocated between the parties *** in accordance with Section 3.2(a). At the end of each Calendar Quarter, the parties will reconcile their respective funding payments pursuant to Section 3.2(b) hereof, and, at the discretion of the party who has funded an amount greater than the Collaboration Costs allocable to such party for the relevant Calendar Quarter, such party will be reimbursed by the other party within ten (10) days after the end of such Calendar Quarter or, at its discretion, will receive a credit against Collaboration Costs payable by that party in the subsequent Calendar Quarter(s), which credit amount will be carried forward until fully credited.

(d)
Currency Conversion. All Collaboration Costs incurred in currencies other than U.S. Dollars will be converted to U.S. Dollars based on the exchange rate quoted in The Wall Street Journal, NY Edition on the last business day of the applicable Calendar Quarter.

3.3
Collaboration Costs Overruns and Additional Expenditures. (a) Each party will use commercially reasonable efforts to complete all tasks assigned to it pursuant to the Collaboration Program in accordance with the funding allocated to such tasks in the Marketing Plan and Budget. In the event either party anticipates or becomes aware that the actual costs of any given task assigned to it may or will likely exceed the funds allocated to such task, such party will promptly notify the AMC. The AMC and any committee charged with primary oversight responsibility for the task in question will work together in good faith for up to thirty (30) days to determine whether to readjust the Marketing Plan and Budget to allocate additional funds to such task, to revise the scope of such task to permit satisfactory completion at the then-budgeted funding level, or both.

(b)
Notwithstanding the foregoing, either party may, in its discretion, spend additional amounts above and beyond those allocated in the Marketing Plan and Budget (“Discretionary Funding”) on any task assigned to such party pursuant to the Collaboration Program or on any other task the AMC has approved. In such event, the party wishing to expend Discretionary Funding will first inform the other party of its intent to do so. If such other party consents to such Discretionary Funding being deemed a Collaboration Cost, such Discretionary Funding will constitute a Collaboration Cost, and the rights and obligations of the parties with respect to such Collaboration Costs will be determined in accordance with the terms and conditions of the Collaboration Documents as they apply to the Collaboration Program. If such other party does not consent, then such Discretionary Funding will not constitute a Collaboration Cost but will be borne solely by the party undertaking the Discretionary Funding, and the parties will negotiate in good faith, prior to the expenditure of the Discretionary Funding, the rights and obligations of the parties with respect to such Discretionary Funding.

CONFIDENTIAL TREATMENT

(c)
Notwithstanding Section 2.7(c), except to the extent this Agreement or any other Collaboration Document expressly provides for payments that do not require AMC approval, and except to the extent the AMC has approved any payment hereunder, neither party will (i) be obligated to incur any costs or expend any funds that have not been approved by such party or (ii) have the authority to cause the other party to incur any costs or expend any funds that have not been approved by such other party.

3.4	Collaboration Documents. In furtherance of the Collaboration Program, concurrently herewith, the parties are executing the following agreements:

(a)	a Technology Transfer Agreement, in the form attached hereto as Exhibit A (the “Technology Transfer Agreement”);

(b)	a Manufacturing and Supply Agreement, in the form attached hereto as Exhibit B (the “Manufacturing and Supply Agreement”);

(c)	a Marketing and Promotion Agreement, in the form attached hereto as Exhibit C (the “Marketing and Promotion Agreement”);

(d)	a Development Agreement, in the form attached hereto as Exhibit D (the “Development Agreement”); and

(e)	a Quality Agreement, in the form attached hereto as Exhibit E (the “Quality Agreement”).

4.	Licenses

4.1
License Grant. Subject to the terms and conditions of this Agreement, beginning on the Effective Date and thereafter during the Term, King hereby grants to Inyx a non-exclusive limited license (without a right to sublicense except as provided in Section 4.2) under the Technology and Patent Rights to make, use, sell, offer for sale, and import Products in the Territory, which license will be exercisable by Inyx only as part of the Collaboration Program and only for the conduct of the activities required in the performance of its obligations or exercise of its rights under the Collaboration Documents.

CONFIDENTIAL TREATMENT

4.2
Sublicenses. Inyx may not sublicense any of the rights granted to it pursuant to this Agreement or the other Collaboration Documents, or utilize subcontractors in the performance thereof, except to wholly owned subsidiaries of Inyx. In the event of a grant of a sublicense to any such subsidiary (or any other Person with King's consent), Inyx acknowledges and agrees that it will remain liable for all obligations, including obligations to perform, under the Collaboration Documents and for all actions of such subsidiaries (or other sublicensee) under any such sublicense. All such sublicensees must agree, in writing, to be bound by the terms of the Collaboration Documents, including the confidentiality and assignment provisions thereof. Inyx will notify King, in writing, of any such subsidiary sublicense promptly upon granting of such sublicense.

4.3
Consultants. Inyx, with the prior written consent of the AMC, may use individual Consultants in connection with the performance of its duties and the exercise of its rights under this Agreement and the other Collaboration Documents. Inyx acknowledges and agrees that it will remain liable for all obligations, including obligations to perform, under the Collaboration Documents and for all actions of such Consultants pursuant thereto, and Inyx will indemnify and hold King harmless from and against any and all other claims or liabilities for costs and expenses incurred by reason of any action of any Consultants.

4.4
Termination of Collaboration Documents. Inyx understands and agrees that the scope of the license granted in Section 4.1 will be reduced from time to time as each of the Collaboration Documents expires or terminates.

5.	Intellectual Property Rights

5.1
Inventions Disclosure and Generally. Each party will promptly provide the AMC with written notice concerning all Improvements that are conceived, made, or developed by employees or Consultants of such party or its Affiliates, whether alone or jointly with the other party or its Affiliates or with permitted Third Parties. Such notice will be treated as the Confidential Information of King hereunder.

5.2
Ownership. King will have sole and exclusive ownership of all right, title, and interest on a worldwide basis, with full rights to license or sublicense, subject to the licenses granted Inyx in the Collaboration Documents, in and to any and all

(a)	the Products and New Products;

(b)	Technology transferred to Inyx's facilities pursuant to the Technology Transfer Agreement;

(c)	Technology and Patent Rights as they exist as of the Effective Date; and

CONFIDENTIAL TREATMENT

(d)
any Improvements to the Technology and all associated Patent Rights, developed during the Term, whether developed by King or Inyx or jointly by King and Inyx and any permitted Third Parties, including all rights to any Technology and Patent Rights related to Excluded New Products;

provided that such ownership of right, title, and interest does not extend to the Inyx Respiratory Products.

5.3
Assignment. Inyx agrees to, and hereby does, and will cause each of its employees, Consultants, Affiliates, and permitted sublicensees (collectively with Inyx, the “Assignors”) to, transfer, assign, and convey exclusively to King, its successors and assigns, forever, the entire right, title, and interest in and to all Improvements developed by each such Assignor, alone or jointly with each other or King, including all intellectual property rights associated therewith. Inyx further agrees, and will cause the other Assignors, (i) to promptly provide King with written notice, in sufficient detail, of any Improvements such Assignor makes pursuant to the Collaboration Documents and (ii) to provide King with such additional information and to execute and deliver, and to cause the other Assignors to execute and deliver, any documents or take any other actions or otherwise cooperate with King as may reasonably be necessary, or as King may reasonably request, to document, enforce, protect, or otherwise perfect King's rights in any Improvements, including filing any applicable patent applications.

5.4
Employees. Inyx agrees to have each employee enter into a written agreement with Inyx that includes an assignment to Inyx, or directly to King with respect to all Improvements, of all right, title, and interest in and to all work product and all inventions arising during the course of his or her employment with Inyx in connection with such Improvements or the Collaboration Program, and all intellectual property rights attaching thereto.

6.	FILING, PROSECUTION, AND MAINTENANCE OF PATENT RIGHTS

6.1	Patent Filing, Prosecution, and Maintenance. During the Term of this Agreement, with respect to any Patent Rights arising hereunder:

(a)
King, acting through patent attorneys or agents of its choice, will be responsible for the preparation, filing, prosecution, and maintenance of all patents and patent applications, whether related to Technology or Patent Rights. At King's request, Inyx will reasonably cooperate with and assist King in connection with such activities.

(b)
Except as expressly provided herein, King makes no warranty with respect to the validity, perfection, or dominance of any patent or other proprietary right or with respect to the absence of rights in Third Parties that may be infringed by the manufacture or sale of any Product. Each party agrees to bring to the attention of the AMC any patent or patent application it discovers that relates to the Collaboration Program.

CONFIDENTIAL TREATMENT

(c)
Except as provided in the Development Agreement with respect to Excluded Patent Costs, all reasonable fees and expenses of counsel and other reasonable costs and expenses of each party attributable to the filing, prosecution, and maintenance of Patent Rights or Technology used or reasonably expected, in the judgment of the AMC, to be used or useful in the Collaboration Program will be deemed Regulatory and IP Costs.

6.2
Information and Cooperation. King will keep the AMC regularly informed of the status of the Patent Rights and will provide to Inyx's legal counsel, subject to appropriate confidentiality or common interest agreements, with (a) copies of all filings and correspondence with the patent offices, administrative boards, or courts that King sends or receives in connection with filing, prosecution, maintenance, and defense of the Patent Rights, and (b) copies of filings and correspondence under clause (a) sufficiently in advance of the due date so as to give Inyx's legal counsel sufficient time to comment; provided nothing herein will limit King's sole right to file, prosecute, maintain, and defend the Patent Rights in its sole discretion.

6.3	Legal Action.

(a)	Actual or Threatened Infringement.

(i)
In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge, or use of any Patent Right, Technology, or any Trademarks (collectively, an “Infringement”), that party will promptly notify the AMC and the other party and provide them with full details (an “Infringement Notice”). The AMC will make a recommendation as to which actions should be taken with respect to such matters; provided that King will have the final decision as to whether to follow such recommendation. King will be under no obligation to prosecute or prevent the Infringement of or relating to Patent Rights, Technology, or Trademarks.

(ii)
If the matter relates to an Excluded New Product and if King does not commence an action to prosecute, or otherwise take steps to prevent or terminate, the Infringement within one hundred eighty (180) days from any Infringement Notice, expressly excluding any immaterial infringement, then Inyx will have the right and option to take such action as Inyx will consider appropriate to prosecute or prevent such Infringement, but only if such Infringement is in the Territory. No suit instituted by Inyx pursuant to this clause (ii) may be settled without the approval of the AMC.

CONFIDENTIAL TREATMENT

(iii)
All reasonable costs and expenses expended by a party in connection herewith will be deemed Collaboration Costs to the extent the same are related to a Product. All monies or other assets recovered by a party pursuant hereto will be allocated first to offset all costs and expenses of such suit, and all remaining amounts will be retained by King.

(iv)
If either party determines that it is necessary or desirable for the other to join any such suit, action, or proceeding, the other party will, upon written notice from the prosecuting party, execute all papers and perform such other acts as may be reasonably required in the circumstances.

(v)
Each party will always have the right to be represented by counsel of its own selection in any suit instituted under this Section 6.3 by the other party for Infringement. If either party lacks standing and the other party has standing to bring any such suit, action, or proceeding, then such other party will bring such suit at the request of the first party.

(vi)	In any action under this Section 6.3, the parties will fully cooperate with and assist each other.

(b)	Defense of Claims.

(i)
In the event that any action, suit, or proceeding is brought against King or Inyx or any Affiliate of either party alleging the infringement of the technology or intellectual property rights of a Third Party by reason of any party's activities performed pursuant to the Collaboration Documents, the AMC will determine how the parties will defend themselves in such action. All costs related to the same will be deemed Regulatory and IP Costs. Each party will have the right to separate counsel in any such action or proceeding. The parties will cooperate with each other in the defense of any such suit, action, or proceeding; provided, however, that King will have the option to assume control of the defense of any action, suit, or proceeding. The parties will give each other prompt written notice of the commencement of any such suit, action, or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. King, in its sole discretion, may compromise, litigate, settle, or otherwise dispose of any such suit, action, or proceeding. If the defending party agrees that the other party should institute or join any suit, action, or proceeding pursuant to this Section 6.3, the defending party may join the other party as a party to the suit, action, or proceeding, and the party so joined will execute all documents and take all other actions, including giving testimony, that may reasonably be required in connection with the prosecution of such suit, action, or proceeding.

CONFIDENTIAL TREATMENT

(ii)
If as a consequence of such action, suit, or proceeding by a Third Party claiming that the discovery, development, manufacture, use, or sale of a Product or Excluded New Product infringes such Third Party's intellectual property rights, the parties will examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this Agreement and the other Collaboration Documents and on possible modifications thereto.

6.4
Trademark Prosecution. King will be responsible for the filing, prosecution, defense, and maintenance before all trademark offices of any Trademarks applicable to the Products and the Excluded New Products, and all related and reasonable costs and expenses will be deemed Regulatory and IP Costs.

7.	Obligations OF INYX

7.1	* * *

7.2	* * *

8.	Obligations OF KING

8.1	* * *

8.2	* * *

8.3
Manufacturing Right of First Negotiation. Subject to the terms and conditions of this Section 8.3, during the Term, King grants to Inyx a right of first negotiation with respect to the manufacture of any products of King in the respiratory field not already manufactured pursuant to the Manufacturing and Supply Agreement (a “King Respiratory Product”). In the event that King elects to have a party other than King or its Affiliates manufacture a King Respiratory Product, King will deliver to Inyx a written notice (the “Manufacturing Offer Notice”) identifying the King Respiratory Product and the price and terms, if any, upon which King proposes to have such King Respiratory Product manufactured. Inyx will have fifteen (15) business days following the receipt of any such Manufacturing Offer Notice to notify King in writing of Inyx's election to negotiate with King. Upon receipt of Inyx's election, King will negotiate exclusively with Inyx for a period of forty-five (45) days with respect to the manufacture of such King Respiratory Product, based on the price and terms, if any, set out in the Manufacturing Offer Notice. In the event the parties fail to come to terms regarding the manufacture of the King Respiratory Product within the aforesaid period, or, if having agreed to terms, the parties are unable to enter definitive agreements within thirty (30) days following such agreement, then King will be free to enter into an agreement with a Third Party to manufacture such King Respiratory Product on terms and conditions agreed to by King and such Third Party.

CONFIDENTIAL TREATMENT

8.4	***

9.	CERTAIN REGULATORY MATTERS

9.1
Regulatory Filings. King will be responsible for filing, obtaining, and maintaining Regulatory Approvals in connection with the Collaboration Program, including all Excluded New Products and including making all Regulatory Filings; and all such approvals, including any NDAs and INDs, will be owned by and held in the name of King.

9.2
AMC Oversight. King will provide the AMC with reports on the progress of all Regulatory Filings and communications with Regulatory Authorities in the Territory and, if requested by the AMC, with (i) copies of all Regulatory Filings relating to the Territory and (ii) copies of all correspondence with Regulatory Authorities in the Territory. To the extent practicable and consistent with applicable laws, King will afford Inyx a reasonable opportunity to comment on such Regulatory Filings; provided that nothing herein will limit King's sole right to oversee such Regulatory Filings.

9.3	Inyx's Responsibilities. Inyx agrees to cooperate with King with respect to the activities hereunder, including as follows:

(a)
to make Inyx's personnel reasonably available, upon reasonable notice of King, at such personnel's place of employment to consult with King on issues arising related to the activities conducted in accordance with this Article 9 or otherwise relating to regulatory matters involving the Products or Excluded New Products, including any request from any Regulatory Authority, including regulatory, scientific, technical, and clinical testing issues, or otherwise;

(b)
to cooperate with King, at King's request, to comply with specific requests of a Regulatory Authority with respect to data supplied or to be supplied for filing with such Regulatory Authority, or with respect to Products supplied by King; and

(c)
from time to time, or upon reasonable request, during the term of this Agreement, to transfer to King all previously undisclosed data relating to the Products and Excluded New Products that is in Inyx's possession or control.

CONFIDENTIAL TREATMENT

9.4	Regulatory Costs. All costs and expenses associated with filing, obtaining, and maintaining Regulatory Approvals in connection with the Collaboration Program will be deemed Regulatory and IP Costs.

9.5
Licenses. Each party hereto will, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by law, regulation, ordinance, or statute to carry out its duties and obligations under the Collaboration Documents.

10.	RECORDKEEPING AND AUDITS

10.1
Maintenance of Books and Records. Each party will maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances, and regulations, to enable verification of the performance of such party's obligations under the Collaboration Documents and verification of the Collaboration Costs incurred by such party. Such records will be maintained for a period of twenty-four (24) months after the end of the Term or longer if required by applicable law.

10.2
Payment Audits. (a) Either party (herein, the “Auditing Party”) may demand, no more than once during any Calendar Year from the Effective Date until two (2) years following the end of the Term, an audit of the relevant books and records of the other party (herein, the “Audited Party”) in order to verify the Audited Party's reports with respect to Collaboration Costs and any payments required under the Collaboration Documents. Upon no less than fifteen (15) days' prior written notice to the Audited Party, the Audited Party will grant access to the relevant books and records of the Audited Party to members of a nationally recognized independent public accounting firm selected by the Auditing Party in order to conduct a review or audit thereof. Such access will be available during normal business hours. The accountants will report their conclusions and calculations to the Auditing Party and the Audited Party; provided that in no event will the accountants disclose any information of the Audited Party except to the extent necessary to verify the Audited Party's reporting and other compliance with the terms of this Agreement, and, at the request of the Audited Party, such accountants will execute appropriate non-disclosure agreements. Except as hereinafter set forth, the Auditing Party will bear the full cost of the performance of any such audit.

(b)
If, as a result of any audit of the books and records of Audited Party, it is shown that the payments from one party to the other under this Agreement with respect to the period of time audited were less than or more than the amount that should have been paid, or it is shown that the Collaboration Costs claimed by the Audited Party were overstated, then the parties will reconcile the amounts owed by each party to the other. In addition, if such audit demonstrates that Collaboration Costs were overstated or revenue underreported by more than *** for the period audited, then the Audited Party will also reimburse the Auditing Party for its documented reasonable out-of-pocket costs and expenses incurred in connection with the audit.

CONFIDENTIAL TREATMENT

10.3
Compliance Audits. (a) In addition to the access and audit rights of the parties set forth in Section 10.2, no more than once during any Calendar Year during the Term, upon reasonable prior notice, each party (the “Requested Party”) will, and will cause its Affiliates to, afford to the other party (the “Requesting Party”) reasonable access during normal business hours (and at such other times as the parties may mutually agree) to such of the Requested Party's relevant books, records, and other information as the Requesting Party may reasonably request in order to monitor the Requested Party's compliance with such party's obligations under the Collaboration Program. Such access will be available during normal business hours. Any inspection conducted by either party pursuant to this Section 10.3 will be at the sole cost and expense of the Requesting Party.

11.	TERM AND TERMINATION

11.1
Term of Agreement. The term of this Agreement (the “Term”) will commence as of the Effective Date hereof and will continue, unless terminated sooner or extended as provided below, until the earlier of (i) the later of December 31, 2015 and the last date on which any Approved New Product is sold and (ii) expiration or termination of the last of the other Collaboration Documents.

11.2
Termination by Either Party. (a) Each party will have the right to terminate this Agreement at any time upon written notice to the other party, if such other party breaches in a material way any of the representations, warranties, covenants, or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default is not cured within sixty (60) days after written notice is given to the breaching party specifying the breach or default.

(b)
Each party may, by written notice delivered to the breaching party, terminate this Agreement if there are two or more similar or substantially similar material breaches of this Agreement by the breaching party within any 12-month period, which termination will be effective thirty (30) days following such written notice; provided, however, that any failure of a non-breaching party to exercise this termination right with respect to certain breaches will not be deemed a waiver of the ability of such non-breaching party to exercise this right upon any subsequent breach.

(c)
To the extent permitted by law, each party will have the right to terminate this Agreement immediately upon notice to the other party, if such other party is declared bankrupt or insolvent, if there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within sixty (60) days), voluntarily or involuntarily, under any bankruptcy or similar law.

CONFIDENTIAL TREATMENT

11.3
Termination by King. (a) King will have the right to terminate this Agreement immediately upon written notice to Inyx if (i) subject to the terms of Section 11.3(b) below, there is a Change of Control of Inyx, or (ii) the Manufacturing and Supply Agreement terminates.

(b)	* * *

11.4
Effects of Termination. (a) Upon termination or expiration of this Agreement, all other Collaboration Documents, except the Manufacturing and Supply Agreement and the Quality Agreement, and the Development Agreement (to the extent provided in Section 7.3 of such agreement), will concurrently terminate.

(b)
Neither the termination nor expiration of this Agreement will release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein will not be an exclusive remedy but will be in addition to any remedies whatsoever that may be available to the terminating party.

(c)
Notwithstanding the giving of any notice of termination pursuant to this Article 11, each party will continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

11.5	Actions Upon Termination. Upon the termination or expiration of this Agreement for any reason,

(a)	Except as provided in a concurrently terminating Collaboration Document, Inyx will immediately cease all uses of the license granted hereunder;

(b)	Inyx will deliver to King all Improvements and all documents, material, data, records, analyses, and information related thereto; and

(c)
The parties will cooperate with each other, including by making their personnel and other resources reasonably available to each other as necessary, for a period of ninety (90) days to effect an orderly termination of the Collaboration Program and an orderly transition of Collaboration Program responsibilities to King.

11.6
Survival. The provisions of Articles 2 (to the extent necessary for the AMC to perform the actions assigned to it following termination or expiration of this Agreement or any other Collaboration Document), 5, 11, 12, 13, and 15 and Sections 10.1, 10.2, and 14.3 will survive any expiration or termination of this Agreement.

11.7
Payments Upon Termination. (a) The expiration or termination of this Agreement pursuant to this Article 11 will not release either party from any obligation to pay to the other party any amounts accrued under any of the Collaboration Documents in connection with activities completed, Collaboration Costs incurred, and revenue realized with respect to the period prior to the effective date of such expiration or termination.

CONFIDENTIAL TREATMENT

(b)
Within thirty (30) days after the expiration or termination of this Agreement, each party will provide to the other (i) a reasonably detailed statement of Collaboration Costs incurred by such party during the period of January 1 of the Calendar Year in which such expiration or termination occurs through the effective date of such expiration or termination; and (ii) any final reports with respect to revenue or Net Sales relating to the Products during such period, as required by any of the other Collaboration Documents.

(c)
Within thirty (30) days after receipt of such information, the AMC will determine the net amounts due and or payable by Inyx and King, and such amounts will be paid by the parties within thirty (30) days after such AMC determination.

11.8
Effects of Termination of any Collaboration Document. Upon termination or expiration of any Collaboration Document (the “Terminated Agreement”), except to the extent of the survival of any provisions thereof, all references to Collaboration Documents herein will not include a reference to such Terminated Agreement.

12.	CONFIDENTIALITY; Announcements

12.1
Confidential Information. (a) Each party acknowledges that it may receive confidential or proprietary information (the “Confidential Information”) of the other party in the performance of the Collaboration Documents, including information obtained or reviewed in connection with any audits or investigations performed pursuant to Section 10.2 or Section 10.3 of this Agreement. Each party will hold confidential and will not, directly or indirectly, disclose, publish, or use for the benefit of any Third Party or itself, except in carrying out its duties under the Collaboration Documents, any confidential or proprietary information of the other party or confidential or proprietary information jointly developed by the parties, without first having obtained the furnishing party's written consent to such disclosure or use. “Confidential Information” will include know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates, and other price adjustments), and other terms and conditions of sales, customer information, business plans, and all other intellectual property. The Patent Rights and Technology will be deemed the Confidential Information of King. The restrictions in this Article 12 will not apply to any information that:

CONFIDENTIAL TREATMENT

(i)	is or becomes part of the public domain other than by unauthorized acts of the receiving party or its Affiliates, sublicensees, Consultants, and contractors, as applicable;

(ii)
can be shown by written documentation to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party who was not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal, or fiduciary obligation of confidence to the disclosing party;

(iii)
prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such information was not obtained directly or indirectly from the other party hereto pursuant to a confidentiality agreement;

(iv)
can be shown by written documentation to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement, including without reference to the Confidential Information of the disclosing party;

(v)
is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided, however, that the receiving party notifies the other party promptly following receipt thereof so that the other may seek a protective order or other appropriate remedy to prevent or limit such disclosure; and provided further that the receiving party furnishes only that portion of the information that it is advised by counsel is legally required and imposes such obligations of secrecy as are possible in that regard;

(vi)
is required or permitted to be disclosed by the receiving party under any statutory, regulatory, or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, however, that the other party will be allowed to review the proposed disclosure and the receiving party agrees to consider in good faith any proposed revisions thereof provided to the receiving party within two (2) business days of the other party's receipt of the proposed disclosure, and the parties will seek confidential treatment for such disclosure as permitted by applicable law; or

(vii)	is required by authorities to obtain Regulatory Approval.

CONFIDENTIAL TREATMENT

(b)
The receiving party agrees that it will disclose the Confidential Information only to its employees and Consultants who need to know such Confidential Information for such party to perform its obligations hereunder. The receiving party agrees (i) to inform all of its employees and Consultants who receive Confidential Information of the confidential nature thereof and to direct all such employees and Consultants to treat the Confidential Information confidentially in accordance with this Agreement; (ii) to be responsible for any breach of the Agreement by any of its employees and Consultants; and (iii) to make all reasonable, necessary, and appropriate efforts to safeguard the Confidential Information from disclosure other than as permitted hereby, which will include requiring all employees and Consultants who have access to Confidential Information of the disclosing party to execute written obligations to maintain the same in confidence and not to use such information except as expressly permitted under the Collaboration Documents. Each party agrees to enforce confidentiality obligations to which its employees and Consultants are obligated.

(c)
Upon the expiration or termination of this Agreement or upon request of the disclosing party, the receiving party will return to the disclosing party any and all Confidential Information of the disclosing party and any reproductions thereof.

(d)
The obligations set forth in this Article 12 will survive the termination or expiration of this Agreement for a period of five (5) years (or, in the case of any Confidential Information identified as a trade secret by the disclosing party at the time of disclosure, for so long as such trade secret Confidential Information is susceptible of remaining a trade secret).

12.2
Public Announcements. The form and content of any public announcement to be made by one party regarding this Agreement, any of the other Collaboration Documents, or the Collaboration Program, or the subject matter contained in the Collaboration Documents, will be subject to the prior written consent of the other party (which consent will not be unreasonably withheld, delayed, or conditioned), except as may be required by applicable law (including disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange, NASDAQ, or any other stock exchange), in which event such party will endeavor to give the other party reasonable advance notice and review of any such disclosure.

13.	INDEMNIFICATION AND INSURANCE

13.1
Indemnification by Inyx. Inyx will defend, indemnify, and hold King and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns, harmless from and against any and all Third Party claims, liabilities, losses, costs, actions, suits, judgments, damages, and expenses (including attorneys' fees and costs) arising out of: (a) any breach by Inyx of any representation, warranty, or covenant contained in the Collaboration Documents; (b) the negligence or willful misconduct of Inyx, its Affiliates, or their respective employees or agents in the performance of any obligation under the Collaboration Documents; and (c) any claims relating to the performance or nonperformance of Inyx's obligations under the Collaboration Documents; provided, however, that Inyx will not be required to indemnify King with respect to any such claim, liability, loss, cost, action, suit, damage, or expense hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission or intentional misconduct by King or any or its Affiliates or is otherwise covered by King's indemnification obligation in Section 13.2.

CONFIDENTIAL TREATMENT

13.2
Indemnification by King. King will defend, indemnify, and hold Inyx and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns, harmless from and against any and all Third Party claims, liabilities, losses, costs, actions, suits, judgments, damages, and expenses (including attorneys' fees and costs) arising out of: (a) any breach by King of any representation, warranty, or covenant contained in the Collaboration Documents; (b) the negligence or willful misconduct of King, its Affiliates, or their respective employees or agents in the performance of any obligation under the Collaboration Documents; and (c) any claims relating to the performance or nonperformance of King's obligations under the Collaboration Documents; provided, however, that King will not be required to indemnify Inyx with respect to any such claim, liability, loss, cost, action, suit, damage, or expense hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission or intentional misconduct by Inyx or any or its Affiliates or is otherwise covered by Inyx's indemnification obligation in Section 13.1.

13.3
Claims Procedures. A party (the “indemnitee”) that intends to claim indemnification under this Article 13 will notify the other party (the “indemnitor”) within a reasonable time in writing of any action, claim, or liability in respect of which the indemnitee believes it is entitled to claim indemnification; provided that the failure to give timely notice to the indemnitor will not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is actually prejudiced thereby. The indemnitor will have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor does not so assume the defense of such Third Party claim, the indemnitee may assume such defense with counsel of its choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim will render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance will be for the account of the indemnitor. No such claim will be settled other than by the party defending the same, and then only with the consent of the other party, which will not be unreasonably withheld; provided that the indemnitee will have no obligation to consent to any settlement of any such action or claim that imposes on the indemnitee any liability or obligation that cannot be assumed and performed in full by the indemnitor, and the indemnitee will have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

CONFIDENTIAL TREATMENT

13.4
Insurance. During the Term, each party will maintain insurance (either through purchase of a policy from a nationally recognized Third Party insurer or through maintenance of a self-insurance program) against such risks and upon such terms (including coverages, deductible limits, and self-insured retentions) as is customary for the activities to be conducted by such party under this Agreement and is appropriate to cover its indemnification obligations hereunder. Each party will name the other as an additional insured on such party's relevant insurance policies and will furnish to the other party evidence of such insurance, upon request.

13.5
Limited Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER COLLABORATION DOCUMENT, NEITHER KING NOR INYX WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THE COLLABORATION DOCUMENTS UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES.

14.	REPRESENTATIONS AND WARRANTIES

14.1	By Inyx. Inyx represents and warrants to King that:

(a)
the execution, delivery, and performance of each Collaboration Document by Inyx does not conflict with, or constitute a breach of or under, any order, judgment, agreement, or instrument to which Inyx is a party;

(b)
the execution, delivery, and performance of each Collaboration Document by Inyx does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority;

(c)
each Collaboration Document is a legal, valid, and binding obligation of Inyx enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought; and

CONFIDENTIAL TREATMENT

(d)
As of the Effective Date, neither Inyx nor any of its employees or agents, in their capacity as such, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

14.2	By King. King represents and warrants to Inyx that:

(a)
the execution, delivery, and performance of each Collaboration Document by King does not conflict with, or constitute a breach of or under, any order, judgment, agreement, or instrument to which King is a party;

(b)
the execution, delivery, and performance of each Collaboration Document by King does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority;

(c)
each Collaboration Document is a legal, valid, and binding obligation of King enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought; and

(d)
As of the Effective Date, neither King nor any of its employees or agents, in their capacity as such, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

14.3
Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

CONFIDENTIAL TREATMENT

15.	MISCELLANEOUS PROVISIONS

15.1
Notices. Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement will be in writing and will be deemed to have been duly given if sent by registered post, nationally recognized overnight courier, or confirmed facsimile transmission to a party (followed by hard copy by mail), or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

If to King:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: President
Facsimile: (423) 989-8006

with a copy to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: Executive Vice President and General Counsel
Facsimile: (423) 989-6282

and

Jones Day
222 East 41st Street
New York, New York 10017
Attn: John J. Hyland, Esq.
Facsimile: (212) 755-7306

If to Inyx:

Inyx, Inc.
825 Third Avenue
40th Floor
New York, New York 10022
Attn: Chairman and CEO
Facsimile: (212) 838-0060

CONFIDENTIAL TREATMENT

with a copy to:

Bennett Jones LLP
10th Floor, 10035-105 Street
Edmonton, Alberta
Canada T5J 3T2
Attn: Enzo J. Barichello, Q.C.
Facsimile: (780) 421-7951

Any such notice or other document will be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand, or is given by facsimile, simultaneously with the transmission or delivery thereof.

15.2
Assignment. Inyx may not assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of King, and any such purported assignment, transfer, or attempt to assign or transfer any interest herein or right hereunder will be void and of no effect. King may freely assign and otherwise transfer this Agreement or any interest herein or right hereunder without Inyx's consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15.3	Governing Law. This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

15.4
Non-Waiver. The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party's right later to enforce or exercise such term or right.

15.5
Entire Agreement. This Agreement, together with the other Collaboration Documents, contains all of the terms agreed to by the parties regarding the subject matter hereof and thereof and supersede any prior agreements, understandings, or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.

15.6
Consent to Jurisdiction. Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 15.1 above. Nothing in this Section 15.6, however, will affect the right of any party to serve legal process in any other manner permitted by law or equity.

CONFIDENTIAL TREATMENT

15.7
Equitable Relief. Each party acknowledges that a breach by it of the provisions of this Agreement, including the provisions of Articles 5 and 12 and Section 7.1, cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.

15.8
Severability. In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

15.9
Relationship of the Parties. The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party's business will be the sole responsibility of such party.

15.10
Counterparts. This Agreement will become binding when any one or more counterparts hereof, individually or taken together, will bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.

CONFIDENTIAL TREATMENT

15.11
Force Majeure. Neither party will be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party's control including acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event will take prompt action using its reasonable best efforts to remedy the effects of the force majeure event. If, as a result of a force majeure event, a party is unable to fully perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other party will have the right to terminate this Agreement, upon providing written notice to the nonperforming party, such termination to be effective thirty (30) days from the date of such notice.

15.12
Interpretation. The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

15.13
Certain Expenses and Commissions. Except as otherwise expressly set forth in this Agreement or the other Collaboration Documents, the parties hereto will each pay all their costs and expenses, including legal and accounting fees, incurred in connection with the preparation, negotiation, execution, and delivery of the Collaboration Documents and will indemnify and hold the other harmless from and against any and all other claims or liabilities for such costs and expenses incurred by reason of any action taken by any such party.

15.14
Further Assurances. Each of Inyx and King agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with the Collaboration Documents or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, the Collaboration Documents.

15.15
Conflict. In the event of a conflict between the terms, conditions, and provisions of this Agreement and any other Collaboration Document, the terms, conditions, and provisions of this Agreement shall govern.

15.16	Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

CONFIDENTIAL TREATMENT

15.17
Use of Party's Name. Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either party to use in any manner the trademarks or name of the other party, or any other trade name, service mark, or trademark owned by or licensed to the other party in connection with the performance of the Agreement. Notwithstanding the above, either party will be permitted to use the other party's name and marks, as may be required under applicable law, in connection with securities or other public filings.

IN WITNESS WHEREOF, the parties have duly executed this Collaboration Agreement as of the first date written above.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian Markison
Brian Markison
President and CEO

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

CONFIDENTIAL TREATMENT

EXHIBIT A

TECHNOLOGY TRANSFER AGREEMENT

CONFIDENTIAL TREATMENT

EXHIBIT B

MANUFACTURING AND SUPPLY AGREEMENT

CONFIDENTIAL TREATMENT

EXHIBIT C

MARKETING AND PROMOTION AGREEMENT

CONFIDENTIAL TREATMENT

EXHIBIT D

DEVELOPMENT AGREEMENT

CONFIDENTIAL TREATMENT

EXHIBIT E

QUALITY AGREEMENT

CONFIDENTIAL TREATMENT